Exhibit 12.6

PECO Energy Company

Computation of Earnings to Fixed Charges

	Years Ended December 31,					Quarter Ended March 31, 2012
	2007	2008	2009	2010	2011
Pre-tax income from continuing operations	737	475	499	476	535	148
Plus: Loss from equity investees	7	16	24	0	0	0
Less: Capitalized Interest	(3)	(3)	(2)	(4)	(4)	(1)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	741	488	521	472	531	147

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness (a)	251	229	185	193	135	31
Interest component of rental expense (b)	6	9	9	10	9	3

	257	238	194	203	144	34
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	998	726	715	675	675	181
Ratio of earnings to fixed charges	3.9	3.1	3.7	3.3	4.7	5.3

(a)	Includes interest expense of $0 for the quarter ended March 31, 2012 and $0, $35 million, $0, $0 and $0 million for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively, related to uncertain income tax positions.
(b)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

PECO Energy Company

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

						Quarter
						Ended
	Years Ended December 31,					March 31,
	2007	2008	2009	2010	2011	2012
Pre-tax income from continuing operations	737	475	499	476	535	148
Plus: Loss from equity investees	7	16	24	—	—	—
Less: Capitalized interest	(3)	(3)	(2)	(4)	(4)	(1)
Preference security dividend requirements	(6)	(6)	(6)	(6)	(6)	(2)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	735	482	515	466	525	145
Fixed charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness (a)	251	229	185	193	135	31
Interest component of rental expense (b)	6	9	9	10	9	3
Preference security dividend requirements	6	6	6	6	6	2

Total fixed charges	263	244	200	209	150	36
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	998	726	715	675	675	181
Ratio of earnings to combined fixed charges and preferred stock dividends	3.8	3.0	3.6	3.2	4.5	5.1

(a)	Includes interest expense of $0 for the quarter ended March 31, 2012 and $0, $35 million, $0, $0 and $0 million for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively, related to uncertain income tax positions.
(b)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.